Exhibit E

CONFIDENTIAL
EXECUTION VERSION

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) dated as of April 18, 2022 (the “Effective Date”) is between Spriver Tech Limited (the “Assignor”) and Metaclass Management ELP (the “Assignee”).

WHEREAS, the Assignor and Mr. Baoli Ma entered into a consortium agreement dated as of January 2, 2022 (the “Consortium Agreement”), pursuant to which both parties agreed to cooperate in good faith to undertake an acquisition transaction with respect to BlueCity Holdings Limited.

WHEREAS, the Assignor wishes to assign and transfer to the Assignee[, an affiliate of the Assignor,] all of the Assignor’s rights and obligations under the Consortium Agreement on the terms set forth in this Agreement;

WHEREAS, the Assignee wishes to accept the Assignor’s assignment of all of the Assignor’s rights and obligations under the Consortium Agreement on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

On the Effective Date, the Assignor hereby assigns and transfers to the Assignee, and the Assignee accepts and assumes, all of the Assignor’s rights and obligations under the Consortium Agreement. For the avoidance of doubt, from and after the Effective Date, the Assignee undertakes and agrees to perform and discharge all of the Assignor’s duties, liabilities and obligations under the Consortium Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Hong Kong.

The provisions under Article 9 (Miscellaneous) of the Consortium Agreement are incorporated herein by reference mutatis mutandis; provided that references to “this Agreement” in such Article shall mean this Agreement, and references to “party” or “parties” shall mean the party or parties to this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the day and year first above written.

ASSIGNOR:

SPRIVER TECH LIMITED

By:	/s/ Chunhe Liu
Name: Chunhe Liu
Title: Director

ASSIGNEE:

METACLASS MANAGEMENT ELP
By: Chizicheng Strategy Investment Limited, its General Partner

By:	/s/ Chunhe Liu
Name: Chunhe Liu
Title: Director

Signature Page to Assignment Agreement

Acknowledged and confirmed.

BAOLI MA

/s/ Baoli Ma

Signature Page to Assignment Agreement